Notice of filing of Amendment to the Articles of Incorporation of Cayman Purchasing & Supply, Inc.

                           FLORIDA DEPARTMENT OF STATE
                                Sandra B. Mortham
                               Secretary of State


April 9,1997

CAPITAL CONNECTION
TALLAHASSEE, FL


Re: Document Number P93000024134

The Articles of Amendment to the Articles of Incorporation of CAYMAN PURCHASING & SUPPLY, INC., a Florida corporation, were filed on April 9,1997.

Should you have any questions regarding this matter, please telephone (904) 487-6050, the Amendment Filing Section.

Joy Moon-French
Corporate Specialist
Division of Corporations   Letter Number: 097A00017858




Division of Corporations - P.O. BOX 6327 -Tallahassee, Florida 32314


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